Prospectus Supplement #16	Filed pursuant to Rule 424(b)(3)

(to prospectus dated November 26, 2003)	Registration No. 333-109542
FLEXTRONICS INTERNATIONAL LTD.
$500,000,000
1% Convertible Subordinated Notes Due August 1, 2010
and the Ordinary Shares issuable upon conversion of the Notes

     This prospectus supplement relates to the resale by the holders of our 1% convertible subordinated notes due August 1, 2010 and our ordinary shares issuable upon the conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus dated November 26, 2003, which is to be delivered with this prospectus supplement.
     The information in the table appearing under the heading “Selling Securityholders” in the prospectus is amended by the addition of the information appearing in the table below:

	Principal Amount	Ordinary
	of Notes	Shares	Ordinary
	Beneficially Owned	Owned	Shares That
	That May Be	Prior to the	May Be
Name of Beneficial Owner	Offered	Offering	Offered (1)
CNH CA Master Account, L.P. (2)	$4,997,000	—	321,867
Credit Suisse Europe Limited (3)	$10,517,000	—	677,423

(1)	Represents the notes held by each beneficial owner, as converted to our ordinary shares at the initial conversion price of $15.525 per share. However, this conversion price is subject to adjustment as described in the prospectus under “Description of the Notes — Conversion of Notes.” As a result, the amount of ordinary shares issuable upon conversion of the notes in the future may increase or decrease.

(2)	The beneficial owner has advised us that CNH Partners, LLC is the investment advisor of CNH CA Master Account, L.P. and has sole voting and dispositive power over these notes. Investment principals for the investment advisor are Robert Krail, Mark Mitchell and Todd Pulvino.

(3)	The beneficial owner has advised us that it is an affiliate of a broker or dealer and that it purchased these notes in the ordinary course of business and, at the time of purchase, it had no agreements, plans, or understandings with any person, directly or indirectly, to distribute these notes.

     Investing in the notes or our ordinary shares involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 2 of the prospectus, as well as the “Risk Factors” section included in our recent reports filed with the Securities and Exchange Commission.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON

THE ADEQUACY OR ACCURACY OF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is September 15, 2006.